Exhibit ##.#

LOGAN LAW FIRM PLC

RONALD J. LOGAN	2999 NORTH 44TH STREET, SUITE 303 PHOENIX, ARIZONA 85018-7250 www.rule144letters.com	Telephone: 602-957-9320 Facsimile: 602-532-7694 Direct Line: 602-614-4488 Logan@loganlf.com

September 4, 2015

Direct Transfer, LLC
500 Perimeter Park Drive Morrisville, NC 27560

Hoverink International Holdings, Inc. 10250 Constellation Boulevard, Suite 2300 Century City, CA 90067

Re: Legal opinion regarding Hoverink International Holdings, Inc. common stock that is the subject of the Primary and Secondary offerings set forth in the Company’s S-1 Registration Statement dated September 4, 2015

Dear Sir or Madam:

I am an attorney admitted to practice in the State of Arizona and have been appointed as special counsel for Hoverink International Holdings, Inc. (the “Company”) for the purpose of issuing a legal opinion with respect to (a) whether there are a sufficient number of the Company’s authorized common shares for the Company to validly issue and sell up to 156,250 common shares in the Primary Offering described in the Company’s Form S-1 dated September 4, 2015, (b) whether shares purchased in the Primary Offering may be sold pursuant to the Registration Statement after payment in full has been made and the Registration Statement has become effective, (c) whether the 1,692,000 common stock to be registered for resale by the selling shareholders (“Selling Shareholders”) described in the Secondary Offering in the Company’s Form S- 1 were paid for in full and validly issued and (d) whether the shares of common stock held by the Selling Shareholders listed in the Secondary Offering may be sold as provided by the September 4, 2015, Registration Statement filed on Form S-1 when the registration statement becomes effective and the Company’s shares become publicly traded.

I have been informed that the Company is a development stage company that plans to offer up to 156,250 shares in a direct offering (the “Primary Offering”). The shares will  be offered at a fixed price of $6.40 per share for the duration of the Primary Offering. I have been provided with a resolution of the Board of Directors of the Company which authorizes the issuance of the shares to be offered in the Primary Offering.

Direct Transfer, LLC and
Hoverink International Holdings, Inc. September 4, 2015

I have also reviewed the Company’s Certificate of Incorporation (as amended), its Bylaws (as amended), and relevant actions of the Board of Directors. I have confirmed that there are a sufficient number of authorized common shares to allow the Company  to issue 156,250 shares of common stock in the Primary Offering. It has also been represented to me that procedures are in place to assure that payment in full must be made before those shares are issued.

It has been represented to me that the Selling Shareholders listed in Exhibit A to the September 4, 2015, representations letter sent to me by Debbie Carter, Chief Executive Officer of the Company, and appearing in the Selling Securities Holders section in the Registration Statement, are non-affiliates of the Company. I have been informed that  the Shares held by the Selling Shareholders were acquired directly from the Company. I have been informed that all Selling Shareholders in the Secondary Offering were issued paper certificates and that all of the certificated Shares are marked with a restrictive legend.  I understand that the stock transfer books of the Company as maintained by  the Company’s stock transfer agent, Direct Transfer, LLC, are marked with a stop order with respect to these securities.

I have been asked to provide a legal opinion stating that such resales in the public markets, private negotiated transactions or other transfers consistent with the Registration Statement and permitted by the federal securities laws will be in  compliance with Section 4(a)(1) of the Act with respect to Selling Shareholders.

In connection with the request I have made such examination as I have deemed appropriate under the circumstances and have examined the following documents:

1. The Company’s Registration Statement on Form S-1 dated September 4, 2015;

2. A September 4, 2015, representation letter from Debbie Carter, President and CEO of the Company and documents referenced in her letter;

3.  The Company’s Certificate of Incorporation and Bylaws, as amended;

4. Consents by the Company’s Board of Directors related to authorization of the issuance of the shares held by the Selling Shareholders and the shares to be  offered in the Primary Offering;

5. The Stock Issuance Forms related to the issuance of the shares held by each of the Selling Shareholders; and

6. All Resolutions of the Company Board of Directors since its business combination with Sky Run Acquisition Corporation took place.

Direct Transfer, LLC and
Hoverink International Holdings, Inc. September 4, 2015

Based upon the documents and representations referenced herein, I express the following opinions:

● It is my opinion that none of the Selling Shareholders (a) hold any position, office or other material relationship with Hoverink International Holdings, Inc. that would result in them being a control person or affiliate of Company at any relevant time, or (b) hold a sufficient number of shares to be presumed to be an affiliate of the Company.

● The Company’s unissued, authorized common shares for the Company are sufficient in number for the Company to sell and validly issue up to  156,250 common shares in the Primary Offering described in the Company’s Form S-1 dated September 4, 2015.

● The shares purchased in the Primary Offering may be sold pursuant to the Registration Statement after payment in full has been made, the shares have been issued and the Registration Statement has become effective

● The 1,692,000 shares of common stock to be registered for resale by the Selling Shareholders described in the Secondary Offering in the Company’s Form S-1 were fully paid and validly issued to the Selling Shareholders.

● The shares of common stock held by the Selling Shareholders may be sold as provided by the federal securities law and the Registration Statement filed on Form S-1 during its period of effectiveness.

● The shares purchased in the Primary Offering may be sold as provided by the federal securities laws and the Registration Statement filed on Form S-1 during its period of effectiveness after payment in full is made and the shares are issued.

This legal opinion is dependent upon the accuracy and authenticity of (a) the representations and Company records described in Ms. Carter’s letter dated September 4, 2015, copies of which she provided to me, and (b) the information set forth in Form S- 1, upon which the opinion is based. This opinion is limited to the factual and legal assumptions set forth herein.

I do not express an opinion regarding whether the Company provided accredited and/or non-accredited Selling Shareholders with the disclosure of accurate and appropriate information about the Company and the transactions that were required by relevant federal securities laws or the securities laws of Delaware or any state in which an offering of securities to the Selling Shareholders was made.

Direct Transfer, LLC and
Hoverink International Holdings, Inc. September 4, 2015

This opinion may be specifically relied upon solely by the addressees, investors who purchase shares in the Primary Offering and their banks or broker-dealers, the Selling Shareholders (as identified in Exhibit A to Ms. Carter’s letter) whose Shares are registered for sale in the Prospectus and their banks or broker-dealers and Direct Transfer, LLC, or its successor, and may not be relied upon by any other organization or individual unless I expressly approve in writing.

Yours very truly,

Ronald J. Logan